Exhibit 99.1

International Flavors & Fragrances Inc.

NEWS RELEASE

IFF

         IFF REPORTS SOLID FOURTH QUARTER and FULL-YEAR RESULTS for 2007

           Reported EPS up 9% in Fourth Quarter, up 14% for the Year

           Adjusted EPS up 18% in Fourth Quarter, up 15% for the Year

               Sales up 8% in Fourth Quarter, up 9% for the Year

New York, N.Y., January 30, 2008 ... International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced results for the fourth quarter and full year 2007. Earnings per share (EPS) as reported were $.58 in the 2007 fourth quarter, versus $.53 in the prior year quarter. For the full year, earnings per share as reported were $2.82, compared to $2.48 in 2006, an increase of 14 percent.

"I am pleased with our 2007 financial performance, which reflects strong top line and EPS growth," said Robert M. Amen, Chairman and Chief Executive Officer. "We met or exceeded each of our financial goals and delivered our second consecutive year of increased earnings.

"Our full-year financial results demonstrate that our strategies are working. Specifically, we increased sales, grew market share and built a stronger organization. While we still have opportunities for improvement, our 2007 accomplishments provide a sound foundation for continued growth in sales and EPS in 2008 and beyond."

Excluding non-recurring items, fourth quarter EPS ("Adjusted EPS") was $.53, up 18 percent over the comparable fourth quarter 2006 adjusted earnings per share. The 2007 fourth quarter results included a gain on the disposition of land of $.05; the 2006 results included restructuring charges of $.02, a gain on disposition of assets of $.06, and a one-time tax benefit of $.04 relating to years 2006 and earlier.

On a comparable basis, excluding non-recurring items from both years, the 2007 Adjusted EPS of $2.66 represents a 15 percent improvement over the full year 2006 adjusted earnings per share of $2.32. The full year 2007 results included a pension curtailment loss of $.04 per share resulting from the freezing of the Company's defined benefit pension plan for the majority of U.S. employees, gains on disposition of assets of $.09, and the $.11 benefit of a tax ruling related to earlier years; the 2006 results included restructuring charges of $.02, other income primarily relating to gains on disposition of assets of $.11, an insurance recovery of $.03 related to a 2005 product contamination issue, and a one-time tax benefit of $.04 relating to prior years.

FOURTH QUARTER 2007
-------------------

Sales were $553 million, up 8 percent from the prior year quarter; Flavor and Fragrance sales increased 16 percent and 2 percent, respectively. Sales for the 2007 quarter benefited from the generally weaker U.S. dollar; at comparable exchange rates, sales would have increased 2 percent in comparison to the 2006 quarter.

Flavors Business Unit
---------------------

The significant increase in Flavor sales of 16 percent was driven primarily by new wins and increased volume in Europe the emerging markets of Asia and Latin America. Flavor compound sales increased in each region in both local currency and dollars.

Fragrance Business Unit
-----------------------

Total Fragrance sales were driven by a 4 percent increase in Ingredient sales and a 3 percent increase in functional, offset by a decline in fine fragrance of 2 percent. Ingredient sales were strongest in Asia as a result of a strong demand for compounds and production shifting to this region. Sales in Fine and Beauty Care weakened in the fourth quarter; most notably in North America and Europe.

Sales performance by region and product category follows:

                                                Fourth Quarter 2007 vs. 2006
                                       Percent Change in Sales by Region of Destination
                            ----------------------------------------------------------------------
                                   Fine &
                                 Beauty Care  Functional  Ingredients  Total Frag.  Flavors  Total
                            ----------------------------------------------------------------------
North America Reported               -12%        -12%         -2%         -10%          1%    -5%

Europe        Reported                -1%         16%          5%           6%         20%    11%
              Local Currency         -12%          4%         -5%          -5%          8%     -

Latin America Reported                 4%         -1%         -3%           -          42%    12%

Greater Asia  Reported                22%          4%         24%          12%         19%    16%
              Local Currency          19%          3%         22%          10%         12%    11%

Total         Reported                -2%          3%          4%           2%         16%     8%
              Local Currency          -7%         -1%         -1%          -3%         10%     2%
                            ----------------------------------------------------------------------

Fourth Quarter 2007 Highlights
------------------------------

o     Net income was $47  million  compared  to $48  million in 2006.
o     Gross  profit,  as a percentage of sales,  was 40.7 percent  compared with
      41.0 percent in the prior year quarter. The decline was mainly due to lower selling prices for Ingredients and some impact of higher material costs as well as lower fragrance volumes.
o     Research  and  Development  expense,  as a  percentage  of sales,  was 9.7 percent, representing a 12 percent increase compared to 2006; the 2006 quarter was low by historical comparisons, at 9.3 percent of sales.
o Selling and Administrative expense, as a percentage of sales, was 17.8 percent, in line with the 17.6 percent in the 2006 quarter.
o Other income (expense), net in the 2007 fourth quarter increased $8 million over the prior year quarter, mainly due to the gain on sale of land as well as lower exchange losses.
o Interest expense totaled $16 million, increasing 119 percent compared to the 2006 quarter, primarily due to higher borrowings incurred in connection with the Company's accelerated share repurchase activities.
o The effective tax rate of 26.2 percent compared to 23.1 percent in 2006; excluding the one-time tax benefit, the effective tax rate in the 2006 quarter would have been 28.8 percent. The lower effective tax rate for the current quarter resulted from a greater percentage of consolidated pre-tax earnings in lower tax jurisdictions.
o Average number of diluted shares (in thousands) of 81,694 compared to 90,602 in the prior year quarter.

FULL YEAR 2007
--------------

Sales totaled $2,277 million, up 9 percent from 2006; flavor and fragrance sales increased 12 percent and 6 percent, respectively. 2007 sales benefited from the generally weaker U.S. dollar and at comparable exchange rates would have increased 5 percent over the prior year.

Flavors Business Unit
---------------------

Flavors delivered strong sales performance across all regions--most notably in Latin America, Greater Asia and Europe--and in virtually all categories, particularly beverages and savory.

Fragrance Business Unit
-----------------------

Total Fragrance sales for the year were driven by continued growth in Fine and Beauty Care of 8 percent and Ingredients of 9 percent. Foreign exchange accounted for 4 percent of the sales increase.

Sales performance by region and product category follows:

                                                       2007 vs. 2006
                                      Percent Change in Sales by Region of Destination
                            ----------------------------------------------------------------------
                                   Fine &
                                 Beauty Care  Functional  Ingredients  Total Frag.  Flavors  Total
                            ----------------------------------------------------------------------
North America  Reported              4%          -1%          1%           2%          4%      3%

Europe         Reported              8%          12%         17%           12%        13%     12%
               Local Currency        -            4%          8%            3%         5%      4%

Latin America  Reported             11%          -7%          3%           -1%        27%      7%

Greater Asia   Reported             16%           2%          4%            6%        16%     12%
               Local Currency       13%           1%          4%            4%        12%      9%

Total          Reported              8%           3%          9%            6%        12%      9%
               Local Currency        4%           -           5%            2%         9%      5%
                               -------------------------------------------------------------------

Full Year 2007 Highlights
-------------------------

o     Net income of $247 million, up 9 percent compared to 2006.
o     Gross  profit,  as a percentage of sales,  was 41.8 percent  compared with
      42.2 percent in 2006. The decline was mainly due to lower selling prices for Ingredients and some impact of higher material costs.
o Research and Development expense, as a percentage of sales, was 8.7 percent, comparable to the prior year.
o     Selling and Administrative  expense, as a percentage of sales, declined to
      16.5 percent compared to 16.8 percent in 2006.
o Other income (expense), net in 2007 increased $4 million over the prior year, mainly due to the gain on sale of land as well as favorable exchange results.
o Interest expense totaled $42 million, increasing 63 percent compared to 2006, due to higher borrowings incurred in connection with the Company's accelerated share repurchase activities. Average cost of debt was 4.5 percent for 2007 compared to 3.3 percent in 2006.
o The effective tax rate of 24.8 percent compared to a rate of 27.7 percent in the prior year. Both the 2007 and 2006 rates benefited from favorable tax rulings with respect to prior years; excluding the benefit of these rulings from both years, the 2007 effective tax rate would have been 27.9 percent compared to a rate of 28.8 percent for 2006. The lower effective tax rate for the current year was the result of a greater percentage of consolidated pre-tax earnings in lower tax jurisdictions.
o Average number of diluted shares (in thousands) of 87,633 compared to 91,369 in 2006.

About IFF
---------

International Flavors & Fragrances Inc. (NYSE: IFF), is a leading creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products. The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings. A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 30 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz

Audio Web Cast
--------------

An audio Web cast, to discuss the Company's fourth quarter and full year 2007 financial results and outlook, will be held today at 10:00 a.m. ET. Interested parties can access the Web cast and accompanying slide presentation on the Company's Web site at www.iff.com, under the Investor Relations section. For those unable to listen to the live broadcast, a replay will be available on the Company's Web site approximately one hour after the event and will remain available on the IFF Web site until 12:00 p.m. on February 13, 2008.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as "expect," "believe," "outlook," "guidance," "may," and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, savings, earnings and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements involve significant risks, uncertainties and other factors. Actual results of the Company may differ materially from any forward-looking information or results expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 share repurchase program; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Investor  Contact: Yvette Rudich
Director of Corporate Communications
212-708-7164

Media Contact: Melissa Sachs
Manager, Corporate Communications
212-708-7278

                    International Flavors & Fragrances Inc.
                         Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                  (Unaudited)


                                         Quarter Ended                       Twelve Months Ended
                                          December 31,                           December 31,
                           --------------------------------------------------------------------------------
                                 2006          2007      % Change        2006        2007       % Change
                           --------------------------------------------------------------------------------
Net sales                    $    514,318   $  553,498          8%   $ 2,095,390   $2,276,638          9%
Cost of goods sold                303,403      328,199          8%     1,211,259    1,324,424          9%
                           --------------------------------------------------------------------------------
Gross margin                      210,915      225,299          7%       884,131      952,214          8%
Research & development             48,031       53,898         12%       185,692      199,023          7%
Selling and administrative         90,559       98,354          9%       351,923      375,287          7%
Amortization                        3,709        2,212        -40%        14,843       12,878        -13%
Curtailment Loss                        -            -                         -        5,943
Restructuring and other
 charges                            2,007            -                     2,680            -
Interest expense                    7,401       16,229        119%        25,549       41,535         63%
Other expense (income), net        (3,208)      (9,389)                   (9,838)     (11,136)
                           --------------------------------------------------------------------------------
Pretax income                      62,416       63,995          3%       313,282      328,684          5%
Income taxes                       14,434       16,772         16%        86,782       81,556         -6%
                           --------------------------------------------------------------------------------
Net income                         47,982       47,223         -2%       226,500      247,128          9%
                           --------------------------------------------------------------------------------

Earnings per share - basic   $       0.54   $     0.59          9%   $      2.50   $     2.86         14%
Earnings per share -
diluted                      $       0.53   $     0.58          9%   $      2.48   $     2.82         14%
                           --------------------------------------------------------------------------------

Average shares outstanding
(in thousands):
Basic                              89,416       80,550        -10%        90,443       86,541         -4%
Diluted                            90,602       81,694        -10%        91,369       87,633         -4%
                           --------------------------------------------------------------------------------

                    International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)
                                  (Unaudited)

                                               ----------------------------
                                                December 31,   December 31,
                                                   2006           2007
                                               ----------------------------
Cash & cash equivalents                        $    114,508   $    151,471
Short-term - investments                                604            604
Receivables                                         405,302        450,579
Inventories                                         446,606        484,222
Other current assets                                112,783        109,489
                                               ----------------------------
  Total current assets                            1,079,803      1,196,365

Property, plant and equipment, net                  495,124        508,820
Goodwill and other intangibles, net                 745,716        732,836
Other assets                                        158,261        261,656
                                               ----------------------------
Total assets                                   $  2,478,904   $  2,699,677
                                               ============================

Bank borrowings, overdrafts                    $     15,897   $     35,671
Other current liabilities                           430,874        359,312
                                               ----------------------------
  Total current liabilities                         446,771        394,983

Long-term debt                                      791,443      1,176,970
Non-current liabilities                             335,522        510,527
Shareholders' equity                                905,168        617,197
                                               ----------------------------
Total liabilities and shareholders' equity     $  2,478,904   $  2,699,677
                                               ============================

                    International Flavors & Fragrances Inc.
                      Consolidated Statement of Cash Flows
                             (Amounts in thousands)
                                  (Unaudited)

                                                                   ---------------------------------
                                                                     December 31,      December 31,
                                                                         2006             2007
                                                                   ---------------------------------
Cash flows from operating activities:
Net income                                                         $      226,500   $      247,128
   Adjustments to reconcile to net cash provided by operations:
    Depreciation and amortization                                          89,733           82,788
    Deferred income taxes                                                 (12,423)          (6,343)
    Gain on disposal of assets                                            (22,836)         (13,791)
    Equity based compensation                                              18,185           18,168
    Curtailment loss                                                            -            5,943
    Changes in assets and liabilities
         Current receivables                                              (27,153)         (32,974)
         Inventories                                                        9,492          (12,406)
         Current payables                                                  38,087           22,298
         Changes in other assets/liabilities                              (37,966)           3,251
                                                                   ---------------------------------
Net cash provided by operations (1)                                       281,619          314,062
                                                                   ---------------------------------

Cash flows from investing activities:
    Net change in short-term investments                                     (240)            (311)
    Additions to property, plant and equipment                            (58,282)         (65,614)
    Net, purchase of investments                                          (17,355)          (2,699)
    Proceeds from disposal of assets                                       27,235           16,959
                                                                   ---------------------------------
Net cash used in investing activities                                     (48,642)         (51,665)
                                                                   ---------------------------------

Cash flows from financing activities:
    Cash dividends paid to shareholders                                   (67,381)         (76,600)
    Net change in bank borrowings and overdrafts                          (48,714)        (129,648)
    Proceeds from long-term debt                                          373,637          498,569
    Repayments of long-term debt                                         (499,300)               -
    Proceeds from issuance of stock under stock plans                     110,867           50,116
    Excess tax benefits on stock options exercised                          4,653            6,568
    Purchase of treasury stock                                           (270,998)        (577,001)
                                                                   ---------------------------------
Net cash used in financing activities                                    (397,236)        (227,996)
                                                                   ---------------------------------

Effect of exchange rates changes on cash and cash equivalents               6,222            2,562

Net change in cash and cash equivalents                                  (158,037)          36,963

Cash and cash equivalents at beginning of year                            272,545          114,508
                                                                   ---------------------------------
Cash and cash equivalents at end of period                         $      114,508   $      151,471
                                                                   =================================

(1) Operating cash flows for 2006 increased by $18.7 million from the amount reported in 2006 as a result of including the purchase of investments of $17.3 million in investing activities and $1.4 million of deferred financing costs in financing activities.

                    International Flavors & Fragrances Inc.
                           Business Unit Performance
                             (Amounts in thousands)
                                  (Unaudited)

                                         Three Months Ended December 31, 2007
                               ----------------------------------------------------
                                                           Global
(Dollars in thousands)           Flavor       Fragrance    Expenses    Consolidated
                               ----------------------------------------------------
Net sales                      $  253,138   $   300,360   $      -     $   553,498
                               ====================================================

Operating profit               $   41,770   $    36,892   $ (2,065)         76,597
                               ====================================

Interest expense                                                           (16,229)
Other income (expense), net                                                  3,627
                                                                       ------------
Income before taxes on income                                          $    63,995
                                                                       ============

                                         Three Months Ended December 31, 2006
                               ----------------------------------------------------
                                                           Global
(Dollars in thousands)           Flavor       Fragrance    Expenses    Consolidated
                               ----------------------------------------------------

Net sales                      $   218,611  $   295,707   $      -     $   514,318
                               ====================================================

Operating profit               $   30,952   $    47,054   $ (3,747)    $    74,259
                               ====================================

Interest expense                                                            (7,401)
Other income (expense), net                                                 (4,442)
                                                                       ------------
Income before taxes on income                                          $    62,416
                                                                       ============

                    International Flavors & Fragrances Inc.
                           Business Unit Performance
                             (Amounts in thousands)
                                  (Unaudited)

                                      Twelve Months Ended December 31, 2007
                               ----------------------------------------------------
                                                           Global
(Dollars in thousands)           Flavor       Fragrance    Expenses    Consolidated
                               ----------------------------------------------------
Net sales                      $1,005,544   $ 1,271,094   $      -     $ 2,276,638
                               ====================================================

Operating profit               $  187,275   $   209,812   $(26,976)        370,111
                               ====================================

Interest expense                                                           (41,535)
Other income (expense), net                                                    108
                                                                       ------------
Income before taxes on income                                          $   328,684
                                                                       ============

                                      Twelve Months Ended December 31, 2006
                               ----------------------------------------------------
                                                           Global
(Dollars in thousands)           Flavor       Fragrance    Expenses    Consolidated
                               ----------------------------------------------------

Net sales                      $  894,775   $ 1,200,615          -     $ 2,095,390
                               ====================================================

Operating profit               $  153,099   $   212,240    (18,485)        346,854
                               ====================================

Interest expense                                                           (25,549)
Other income (expense), net                                                 (8,023)
                                                                       ------------
Income before taxes on income                                          $   313,282
                                                                       ============

                     International Flavors & Fragrances Inc.
                      Regulation G Reconciliation Schedule
                        Fourth Quarter and Full Year 2007
                                January 30, 2008

                                   2006
                        --------------------------
                        Fourth Quarter   Full Year
EPS Reported            $        0.53   $    2.48
Restructuring Charges            0.02        0.02
Insurance Recovery                          -0.03
Other Income                    -0.06       -0.11
Tax Adjustment (1)              -0.04       -0.04
                        --------------------------
     EPS as Adjusted    $        0.45   $    2.32
                        ==========================

                                  2007
                        --------------------------
                              Q4        Full Year
EPS Reported            $        0.58   $    2.82
Loss on Curtailment                          0.04
Gain on Asset Sales             -0.05       -0.09
Tax Adjustment (1)                          -0.11
                        --------------------------
     EPS as Adjusted    $        0.53   $    2.66
                        ==========================

(1) Favorable tax ruling benefit


This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between the non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period to period comparative basis, the relative impact of restructuring charges and the other income that primarily consists of gains on asset disposals, the benefit of tax rulings relating to 2006 and prior years, and the pension curtailment charge. The adjusted information is intended to be more indicative of the Company's core operating results.